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                                                                    EXHIBIT 99.2



                            [Equity Inns Letterhead]



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EQUITY INNS TO REDEEM SERIES A PREFERRED STOCK

    Germantown, Tennessee - (July 11, 2003) - Equity Inns, Inc. (NYSE:ENN) announced today that on the redemption date of August 11, 2003, it will redeem for cash all outstanding shares of its 9 1/2% Series A Cumulative Preferred Stock. The redemption price will be $25 per share, plus accrued dividends to the redemption date. Dividends will cease to accrue and the Series A Preferred Stock will no longer be deemed outstanding from and after the redemption date.

    Currently 2,750,000 shares of the Series A Preferred Stock, representing an aggregate redemption price of $68.8 million, are outstanding. The Series A Preferred Stock was issued in June 1998.

    The redemption price will be paid with the proceeds of Equity Inns' offering of its 8.75% Series B Cumulative Preferred Stock, currently expected to close on August 11, 2003. The redemption of the Series A Preferred Stock is subject to the closing of the Series B Preferred Stock offering.

    Shares of Series A Preferred Stock are to be surrendered to SunTrust Bank, Atlanta, Georgia, as redemption agent, for payment of the redemption price. A redemption notice will be mailed by SunTrust Bank to all holders of record. Copies of the redemption notice may be requested from SunTrust Bank
    (800) 568-3476.

    This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company.

    About Equity Inns

    Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The company owns 95 hotels with 12,210 rooms located in 34 states. For more information about Equity Inns, visit the company's Web site at www.equityinns.com.

    Forward Looking Statements

    Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may affect the Company's ability to complete the redemption and other transactions described herein, many of which are outside the Company's control, including capital market conditions.

    CONTACT:               Equity Inns, Inc.
                           Howard Silver, 901/754-7774
                           Or
                           Integrated Corporate Relations, Inc.
                           Brad Cohen, 203/222-9013 ext. 238